Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
bluebird bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2023 Incentive Award Plan	Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	15,000,000 (2)	$0.38 (3)	$5,700,000	$153.10 per million dollars	$872.67
	Total Offering Amounts					$5,700,000		$872.67
	Total Fee Offsets							$0
	Net Fee Due							$872.67

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the bluebird bio, Inc. 2023 Incentive Award Plan, as amended and restated (the “2023 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 15,000,000 shares of Common Stock for issuance under the 2023 Plan pursuant to its terms.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on November 7, 2024.